                               SHARE PURCHASE AGREEMENT



                                        AMONG



                           ADVANCED ENERGY INDUSTRIES, INC.



                             TOWER ELECTRONICS, INC. and



                                   ROGER C. HERTEL,









                             Dated as of August 11, 1997

ARTICLE 1   DEFINITIONS AND USE OF TERMS. . . . . . . . . . . . . . . . .   1

    1.1     Definitions . . . . . . . . . . . . . . . . . . . . . . . . .   1
    1.2     Other Terms . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE 2   SALES AND PURCHASE OF SHARES. . . . . . . . . . . . . . . . .   4

    2.1     Sales of Shares . . . . . . . . . . . . . . . . . . . . . . .   4
    2.2     Fixed Purchase Price. . . . . . . . . . . . . . . . . . . . .   5
    2.3     Contingent Purchase Price . . . . . . . . . . . . . . . . . .   5
    2.4     Shareholder Debt. . . . . . . . . . . . . . . . . . . . . . .   5
    2.5     Purchase of Hertel Aviation, LLC. . . . . . . . . . . . . . .   5
    2.6     Payment of Purchase Price . . . . . . . . . . . . . . . . . .   6

ARTICLE 3   CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

    3.1     Closing . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
    3.2     Deliveries. . . . . . . . . . . . . . . . . . . . . . . . . .   7

ARTICLE 4   REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER . . . . .   7

    4.1     Power, Authority and Ownership. . . . . . . . . . . . . . . .   7
    4.2     Organization and Subsidiaries . . . . . . . . . . . . . . . .   8
    4.3     Capitalization. . . . . . . . . . . . . . . . . . . . . . . .   8
    4.4     Financial Statements. . . . . . . . . . . . . . . . . . . . .   8
    4.5     Inventory . . . . . . . . . . . . . . . . . . . . . . . . . .  10
    4.6     Accounts Receivable . . . . . . . . . . . . . . . . . . . . .  11
    4.7     No Undisclosed Liabilities. . . . . . . . . . . . . . . . . .  11
    4.8     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
    4.9     Certain Employee Matters. . . . . . . . . . . . . . . . . . .  13
    4.10    Material Change . . . . . . . . . . . . . . . . . . . . . . .  14
    4.11    Product Returns . . . . . . . . . . . . . . . . . . . . . . .  15
    4.12    Properties and Assets . . . . . . . . . . . . . . . . . . . .  15
    4.13    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .  15
    4.14    Purchase, Sale and Other Agreements . . . . . . . . . . . . .  16
    4.15    Intellectual Property Rights. . . . . . . . . . . . . . . . .  17
    4.16    Employees and Employee Benefit Plans. . . . . . . . . . . . .  18
    4.17    Environmental and Safety Laws . . . . . . . . . . . . . . . .  20
    4.18    Intentionally Omitted . . . . . . . . . . . . . . . . . . . .  21
    4.19    Compliance with Laws and Permits. . . . . . . . . . . . . . .  21
    4.20    Absence of Litigation . . . . . . . . . . . . . . . . . . . .  21
    4.21    No Brokers. . . . . . . . . . . . . . . . . . . . . . . . . .  21
    4.22    Accuracy of Documents and Information . . . . . . . . . . . .  22
    4.23    Compliance. . . . . . . . . . . . . . . . . . . . . . . . . .  22
    4.24    Sufficient Assets . . . . . . . . . . . . . . . . . . . . . .  22
    4.25    Customers, Distributors and Suppliers . . . . . . . . . . . .  22
    4.26    Directors, Officers, Banks, and Powers of Attorney. . . . . .  23
    4.27    Foreign Status. . . . . . . . . . . . . . . . . . . . . . . .  23

    4.28    Consents and Approvals. . . . . . . . . . . . . . . . . . . .  23
    4.29    Related Party Transactions. . . . . . . . . . . . . . . . . .  23

ARTICLE 5   REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER. . . .  23

    5.1     Organization. . . . . . . . . . . . . . . . . . . . . . . . .  24
    5.2     Power and Authority . . . . . . . . . . . . . . . . . . . . .  24
    5.3     No Conflict . . . . . . . . . . . . . . . . . . . . . . . . .  24
    5.4     Accuracy of Documents and Information . . . . . . . . . . . .  24
    5.5     Investment Only . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE 6   COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . .  24

    6.1     Maintenance of Business . . . . . . . . . . . . . . . . . . .  25
    6.2     Absence of Certain Changes. . . . . . . . . . . . . . . . . .  25
    6.3     Access to Information . . . . . . . . . . . . . . . . . . . .  26
    6.4     Other Discussions . . . . . . . . . . . . . . . . . . . . . .  26
    6.5     Company Payables. . . . . . . . . . . . . . . . . . . . . . .  26
    6.6     Notification of Certain Matters . . . . . . . . . . . . . . .  26
    6.7     Financial Statements and Information. . . . . . . . . . . . .  27

ARTICLE 7   CONDITIONS TO OBLIGATIONS OF PURCHASER AND SELLER . . . . . .  27

    7.1     Consents and Approvals. . . . . . . . . . . . . . . . . . . .  27
    7.2     Representations, Warranties and Agreements. . . . . . . . . .  27
    7.3     Opinions of Counsel . . . . . . . . . . . . . . . . . . . . .  27
    7.4     Consents. . . . . . . . . . . . . . . . . . . . . . . . . . .  27
    7.5     Accuracy of Documents and Information . . . . . . . . . . . .  28
    7.6     Certificate . . . . . . . . . . . . . . . . . . . . . . . . .  28
    7.7     Contracts and Permits . . . . . . . . . . . . . . . . . . . .  28
    7.8     Material Adverse Change . . . . . . . . . . . . . . . . . . .  28
    7.9     Foreign Status Representation Letter. . . . . . . . . . . . .  28
    7.10    Good Standing and Tax Clearance Certificates. . . . . . . . .  28
    7.11    Documents . . . . . . . . . . . . . . . . . . . . . . . . . .  28
    7.12    No Company Material Adverse Effect. . . . . . . . . . . . . .  29
    7.13    Spousal Acknowledgment. . . . . . . . . . . . . . . . . . . .  29
    7.14    Due Diligence . . . . . . . . . . . . . . . . . . . . . . . .  29
    7.15    Customer Assurances . . . . . . . . . . . . . . . . . . . . .  29
    7.16    Consultant and Non-Competition Agreement. . . . . . . . . . .  29
    7.17    Employment Agreements . . . . . . . . . . . . . . . . . . . .  29
    7.18    Financing . . . . . . . . . . . . . . . . . . . . . . . . . .  30
    7.19    Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . .  30
    7.20    Termination of Certain Banking Relationships. . . . . . . . .  30
    7.21    Transfer of Title of Certain Assets . . . . . . . . . . . . .  30
    7.22    Excluded Assets . . . . . . . . . . . . . . . . . . . . . . .  30
    7.23    Note and Letter of Credit . . . . . . . . . . . . . . . . . .  30
    7.24    Shareholder Equity. . . . . . . . . . . . . . . . . . . . . .  30
    7.25    Resignation of Directors. . . . . . . . . . . . . . . . . . .  30

ARTICLE 8   INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . .  30

    8.1     Indemnification by Seller . . . . . . . . . . . . . . . . . .  30
    8.2     Indemnification by Purchaser. . . . . . . . . . . . . . . . .  31
    8.3     Indemnification Procedures. . . . . . . . . . . . . . . . . .  32
    8.4     Survival of Representations, Warranties and
            Indemnity Obligations . . . . . . . . . . . . . . . . . . . .  32
    8.5     General Provisions on Indemnification . . . . . . . . . . . .  33

ARTICLE 9   TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . .  33

    9.1     Termination by Mutual Consent . . . . . . . . . . . . . . . .  33
    9.2     Termination by Purchaser or Seller. . . . . . . . . . . . . .  33
    9.3     Effect of Termination . . . . . . . . . . . . . . . . . . . .  34

ARTICLE 10  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . .  34

    10.1    Further Assurances. . . . . . . . . . . . . . . . . . . . . .  34
    10.2    Assignment. . . . . . . . . . . . . . . . . . . . . . . . . .  34
    10.3    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
    10.4    Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
    10.5    Incorporation by Reference. . . . . . . . . . . . . . . . . .  35
    10.6    Entire Agreement. . . . . . . . . . . . . . . . . . . . . . .  35
    10.7    Counterparts. . . . . . . . . . . . . . . . . . . . . . . . .  36
    10.8    Governing Law . . . . . . . . . . . . . . . . . . . . . . . .  36
    10.9    Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . .  36
    10.10   Jurisdiction; Waiver of Jury Trial. . . . . . . . . . . . . .  36

                               SHARE PURCHASE AGREEMENT

          THIS SHARE PURCHASE AGREEMENT, is made as of August 11, 1997 by and among Advanced Energy Industries, Inc., a Delaware corporation ("PURCHASER"), having its principal place of business at 1625 Sharp Point Drive, Fort Collins, Colorado 80525, Roger C. Hertel ("SELLER"), residing at 10904 Cade Circle, Austin, Texas 78726 and Tower Electronics, Inc., a Minnesota corporation (the "COMPANY"), having its principal place of business at 281 South Commerce Circle, Fridley, Minnesota 55432.

                                       RECITALS

          A. The Company is engaged in the business of developing, manufacturing, marketing, distributing, and servicing certain power supplies, including custom, high-performance, switching power supplies and DC/DC converters for customers who supply equipment to manufacturers of medical, telecommunication, industrial, night vision and computer system products (the "BUSINESS").

          B. Seller is the owner of all of the issued and outstanding stock of the Company.

          C. Seller and Purchaser have entered into a non-binding Letter of Intent, dated June 19, 1997, stating that Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all the issued and outstanding stock of the Company on the terms and conditions set forth in this Agreement.

          In consideration of the promises and respective representations, warranties, mutual covenants, agreements and indemnities herein contained, the parties hereto agree as follows:

                                      ARTICLE 1
                             DEFINITIONS AND USE OF TERMS

          1.1 DEFINITIONS. The following terms shall have the meanings specified below:

          "APPLICABLE LAW" shall include any law, rule, regulation, order, injunction, notice, approval or judgment of any federal, national, state, provincial or local government or governmental department, agency, board or the like, which applies to any asset or the Business, and any contract with any such government or governmental department, agency or board relating to compliance with any of the foregoing.

          "AUDITED FINANCIAL STATEMENTS" shall have the meaning given in Section
4.4 of this Agreement.

          "AVIATION PURCHASE PRICE" shall have the meaning given in Section 2.5 of this Agreement.

          "BUSINESS" shall have the meaning given in Recital A.

          "CLOSING" has the meaning given in Section 3.1 of this Agreement.

          "CLOSING DATE" has the meaning given in Section 3.1 of this Agreement.

          "CLOSING DATE FINANCIAL INFORMATION" has the meaning given in Section 4.4(a) of this Agreement.

          "CODE" means the Internal Revenue Code of 1986.

          "COMPANY" means Tower Electronic, Inc., a Minnesota corporation.

          "COMPANY 1998 SALES" shall mean the net revenues of Tower determined in accordance with GAAP, provided, however, if any sales of the Company's products (i) result primarily from the contacts of or sales efforts by Purchaser's sales staff (as opposed to sales resulting from contacts of or sales efforts made by the Company in the ordinary course of business) and (ii) involve products not presently being offered by the Company, such sales shall not be included in the net revenues of the Company unless such excluded sales had the effect of displacing other business. IT IS ACKNOWLEDGED AND AGREED THAT THE COMPANY 1998 SALES SHALL BE CONDUCTED IN THE ORDINARY COURSE OF BUSINESS.

          "CONTINGENT PURCHASE PRICE" has the meaning given in Section 2.3 of this Agreement.

          "EMPLOYEE PLANS" has the meaning given in Section 4.16(a) of this Agreement.

          "FINANCIALS" has the meaning given in Section 4.4(a) of this Agreement.

          "FIXED PURCHASE PRICE" has the meaning given in Section 2.2 of this Agreement.

          "401(K) PLAN" shall mean the Company's 401(k) plan established pursuant to the terms of the Tower Electronics, Inc. 401(k) Plan and Trust Agreement dated as of August 1, 1996.

          "GAAP" means generally accepted accounting principles.

          "HAZARDOUS SUBSTANCE" means any asbestos, petroleum or any substance, pollutant, contaminant or toxic material defined or designated a hazardous or toxic waste, hazardous or toxic material or hazardous or toxic substance or other similar term, by any federal, state or local environmental statute, regulation or ordinance presently in effect, including any material or substance which is so designated or defined in (a) the Federal Water Pollution Control Act, 33 USC Section 1251 et seq., (b) the Federal Resource Conservation and Recovery Act 42 USC Section 6901 et seq., (c) the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC Section 9601 et seq. or (d) the Hazardous Material Transportation Act 49 USC Section 1801 et seq., or any other material produced, discharged or emitted by the Company other than products intended to be sold in the usual and ordinary course of business.

          "INDEMNITEE" has the meaning given in Section 8.3(a) of this Agreement.

          "INDEMNITOR" has the meaning given in Section 8.3(a) of this Agreement.

          "INTELLECTUAL PROPERTY" has the meaning given in Section 4.15 of this Agreement.

          "LINE OF CREDIT" shall mean funds available to the Company pursuant to the terms of that certain Combination Promissory Note and Loan Agreement (Revolving) entered into between the First Bank National Association, Minneapolis, MN and the Company as of February 12, 1997, or any similar or replacement source of funds to the Company.

          "LATEST FINANCIAL STATEMENTS" has the meaning set out in Section
4.4(a).

          "LEASE" means that lease for the Premises dated as of September 20, 1995, by and between Trustee Group Realty Partners I, a general partnership, and the Company.

          "LOSS" shall mean any liability, loss, damage, claim, cost, deficiency, obligation, or expense (including any penalty and any reasonable legal fees and costs) incurred, assessed or sustained by a party.

          "NOTE" shall mean that certain promissory note made by Purchaser in favor of Seller on the form of Promissory Note attached to this Agreement as EXHIBIT A..

          "PENSION PLAN" has the meaning set forth in Section 4.16(d).

          "PERMITS" means all governmental licenses, registrations and permits, and applications therefor.

          "PREMISES" means the land and improvements occupied by the Company at 281 South Commerce Circle, Fridley, Minnesota pursuant to the terms of the Lease.

          "PURCHASE PRICE" shall mean the Fixed Purchase Price plus the Contingent Purchase Price, if any.

          "PURCHASER" shall mean Advanced Energy Industries, Inc., a Delaware corporation.

          "RETURNS" has the meaning given in Section 4.8(a)(ii) of this Agreement.

          "SELLER" shall mean Roger C. Hertel.

          "SELLER'S ACCOUNTANTS" shall mean the independent public accounting firm of Coopers & Lybrand L.L.P.

          "SHAREHOLDER DEBT" shall mean any and all amounts owed by Seller or the Subsidiary to the Company as of the Closing Date, including any amounts distributed, dividended or borrowed by Seller from the Company or under Company's Line of Credit during the Company's fiscal year 1997, together with any interest or costs which be payable by Seller to the Company pursuant to
Section 2.4 of this Agreement, other than (a) Seller's annual salary of $72,576 (excluding bonuses) which is payable bi-monthly for services rendered by Seller in his capacity as the chief executive officer of the Company through the Closing Date , and (b) the vested amount contributed by the Company and Seller for the account of Seller pursuant to the terms of the Company's 401(k) Plan as of the date of this Agreement on the same basis as contributions are made for all other employees of the Company, which amount is $43,582 as of June 30, 1997, and will increase after such date at the rate of $136 per pay period.

          "SHARES" shall mean all of the issued and outstanding stock of the Company.

          "SUBSIDIARY" shall mean Hertel Aviation, LLC, a Minnesota limited liability company, whose members consist of the Company and Hertel Company.

          "TAXES" has the meaning given in Section 4.8(a) of this Agreement.

          "THIRD PARTY CLAIM" has the meaning given in Section 8.3(b) of this Agreement.

          1.2    OTHER TERMS.  Reference to a given Section, Subsection,
Exhibit or Schedule is a reference to a Section, Subsection, Exhibit or Schedule of this Agreement, unless otherwise specified. The terms "hereof, " "herein," "hereto," "hereunder" and "herewith" refer to this Agreement as a whole. Except where otherwise expressly provided or unless the context otherwise necessarily requires, (a) a reference to a given governmental law or rule is a reference to that law or rule as amended or modified as of the date on which the reference is made, (b) reference to a given agreement or instrument is a reference to that agreement or instrument as originally executed, and as modified, amended, supplemented and restated from time to time, (c) accounting terms have the meanings given to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer, and (d) including means "including, without limitation." The terms defined in this Agreement and in any agreement or instrument executed in connection herewith shall include the plural as well as the singular and the singular as well as the plural.

                                      ARTICLE 2
                             SALES AND PURCHASE OF SHARES

          2.1 SALES OF SHARES. For the consideration set forth herein and subject to the terms and conditions of this Agreement, Seller shall sell, transfer, convey, assign and deliver to Purchaser free and clear of any and all claims, liens, rights, restrictions, security interests or encumbrances of any kind, other than any of the foregoing imposed as a result or actions of Purchaser, and Purchaser shall purchase, acquire and accept from Seller all of the Shares. At the Closing Seller shall deliver to Purchaser certificate(s) representing all of the Shares, together with accompanying stock powers duly endorsed in blank for the transfer of such Shares to

Purchaser. Seller shall pay all stock transfer taxes resulting from the transfer of the Shares in the Company to Purchaser.

          2.2 FIXED PURCHASE PRICE. The Purchase Price payable hereunder (the "PURCHASE PRICE") shall be equal to (a) $14,500,000 less offset for (i) any Shareholder Debt outstanding as of the Closing Date, and (ii) the Aviation Purchase Price; plus (b) $1,500,000 less any offset Purchaser is entitled to make pursuant to the terms of the Note, and (c) the automobile previously owned by the Company, which automobile Seller has determined to have a market value of $14,000.

          2.3 CONTINGENT PURCHASE PRICE. In addition to the Fixed Purchase Price set forth in Section 2.2 above, Purchaser shall pay to Seller the following Contingent Purchase Price (i) an amount, up to a maximum of $4,000,000, equal to 1.33 times the amount, if any, by which the Company's 1998 Sales exceed $16,000,000, plus (ii) an amount equal to .50 times the amount, if any, by which the Company's 1998 Sales exceed $20,000,000. Thus, for example, if the Company's 1998 Sales were $18,000,000 the Contingent Purchase Price would be $2,666,000 ($18,000,000 - $16,000,000 = $2,000,000 x 1.33 = $2,666,000).
Further, if the Company's 1998 Sales were $22,000,000 the Contingent Purchase Price would be $5,000,000 ($4,000,000 maximum per clause (i) above plus $22,000,000 - $20,000,000 = $2,000,000 x .5 = $1,000,000 = $5,000,000).

          2.4 SHAREHOLDER DEBT. So long as the Company has sufficient cash immediately available to it required for the conduct of its ordinary business operations consistent with past practices without resorting to any borrowings under the Company's Line of Credit or from any other source, after execution of this Agreement and prior to the Closing Date, either Seller or Subsidiary may borrow in the aggregate up to $600,000 from the Company for use as a down payment in connection with the purchase of an airplane. Neither Seller nor Subsidiary shall borrow any other amounts from the Company or make use of any other resources of the Company after the date of this Agreement. On or before the Closing Date, Seller and Subsidiary shall fully repay the Company for any amounts borrowed from the Company, together with interest at the rate of 8% per annum on the amount borrowed by Seller or the Subsidiary on or about July 28, 1997, and any other fees and any other costs incurred by the Company as a result of such borrowing by Seller or Subsidiary, and for all other outstanding Shareholder Debt, if any. Notwithstanding any provision of this Agreement, the purchase of such an airplane by Seller or the Subsidiary shall have no negative financial impact on the Company whatsoever. Any amounts owed by Seller or Subsidiary to the Company and not repaid by Seller or the Subsidiary prior to the Closing Date shall be Shareholder Debt which may be offset by Purchaser against payment of the Purchase Price.

          2.5 PURCHASE OF HERTEL AVIATION, LLC. As of the Closing Date, immediately prior to Purchaser's purchase of the Shares hereunder, Seller shall purchase from the Company, 100% of the Company's interest in Hertel Aviation, LLC, for a purchaser price equal to (a) $205,269.70, the net book value of Hertel Aviation, LLC as of June 30, 1997, including receivables due from the Subsidiary, as adjusted in accordance with the adjustments indicated on Schedule 2.5, plus (b) an adjustment for the 1997 net tax gain or loss to the Company with respect to the disposition of Hertel Aviation, LLC, plus (c) an adjustment for the Company's 99% share of the net tax income or loss of Hertel Aviation, LLC for the fiscal year ending September 30, 1997, plus (d) an adjustment for any other net costs or charges, including depreciation, receivables, liabilities or losses which are not reflected on the Latest Financial Statements but which are incurred, charged to or sustained by the Company on or after such date as a result of the Company's ownership in, or the disposition of, the interest in Hertel Aviation, LLC (the "AVIATION PURCHASE PRICE"). Such transfer by the Company shall be a condition to Purchaser's obligations hereunder. The Aviation Purchase Price shall be offset against payment of the Purchase Price for the Shares. Seller hereby agrees to indemnify and hold Purchaser and the Company harmless from any loss or liability associated with or arising with respect to Hertel Aviation, LLC from and after July 1, 1997, including any tax, accounting or other matters which may arise in the event Hertel Aviation, LLC purchases an airplane on or about July 28, 1997, and with respect to any contractual arrangements between the Company and Hertel Aviation, LLC, all of which shall be terminated no later than the Closing Date.

          2.6 PAYMENT OF PURCHASE PRICE. The Purchase Price is payable as follows:

                 (a) At the Closing, Purchaser shall pay to Seller $14,500,000 less any offsets for Shareholder Debt, the Aviation Purchase Price or any other offsets made in accordance with Sections 2.2 and 2.4 of this Agreement, by delivery of certified checks or cashier's checks payable to the order of Seller, or at Seller's request, shall pay such amount by wire transfer to any bank account designated by Seller at a bank located in the United States.


                 (b) At the Closing, Purchaser shall also deliver to Seller the Note which states an original principal amount of $1,500,000, the repayment of which shall be subject to offsets for any indemnification claims which Purchaser may have made hereunder in accordance with the terms set forth in the Note. Purchaser shall also deliver to Seller a letter of credit in favor of Seller in the amount of $1,500,000, which letter of credit shall be subject to draw instructions consistent with the terms of the Note.

                 (c) Within 30 days of completion of the 1998 audit of the Company, but in no event later than March 31, 1999, Purchaser shall deliver to Seller, without offset, the Contingent Purchase Price.

                 (d) Prior to the Closing Date, Seller shall have taken all steps necessary for the transfer of title of the Company's automobile from the Company to Seller. Neither Purchaser nor the Company shall have any obligations with respect to such automobile, and Seller hereby agrees to indemnify and hold Purchaser and the Company harmless from any loss or liability associated with or arising with respect to the automobile from the date hereof.

                 (e) In addition, if the Closing Date occurs after August 15, 1997, without the mutual agreement of the parties, Purchaser shall pay simple interest on $14,500,000 less the amount of any offsets which shall be made pursuant to this Article 2, at the rate of 8% per annum from August 16, 1997, or such later date which is the day occurring three (3) business days after Seller has delivered the Audited Financial Statements and the Latest Financial Statements of the Company to Purchaser, together with the reports from Seller's Accountants described in Section 4.4(a) of this Agreement. Notwithstanding the foregoing, if the failure to achieve Closing by such dates shall be a result of Seller's failure to perform all of its obligations hereunder, Purchaser's obligation to pay interest shall not arise until three (3) business days after Seller is able to perform all of its obligations under this Agreement in accordance with the terms and conditions of this Agreement.

                                      ARTICLE 3
                                       CLOSING

          3.1 CLOSING. The consummation of the sale and purchase hereunder ("CLOSING") shall be effected at the offices of Seller's counsel, Winthrop & Weinstine, at 3000 Dain Bosworth Plaza, 60 South Sixth Street, Minneapolis, Minnesota at 10:00 A.M. local time on August 15, 1997, or at such other place, time or date as may be agreed in writing by the parties ("CLOSING DATE").

          3.2 DELIVERIES. At the Closing: (a) Seller shall deliver to Purchaser the certificates for the Shares, together with appropriate stock powers in a form satisfactory to Purchaser and executed by Seller assigning such certificates to Purchaser; and (b) Seller and Purchaser shall deliver such other documentation and items as are required to be delivered by the parties hereto pursuant to Article 7 of this Agreement.

                                      ARTICLE 4
                 REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

          As of the date hereof and at all times thereafter through and including the Closing Date, for the benefit of Purchaser and the Company, Seller represents and warrants to and agrees with Purchaser, as follows:

          4.1    POWER, AUTHORITY AND OWNERSHIP.

                 (a) Seller has the absolute right, power and capability to execute and deliver this Agreement and to perform the obligations hereunder. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Purchaser, constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

                 (b) Seller is the sole owner, beneficially and of record, of all the Shares free and clear of any liens, claims, encumbrances, security agreements, options, claims, charges, or restrictions. Seller has good title to the Shares and at the Closing shall deliver to Purchaser good title to the Shares free and clear of all liens, claims, encumbrances, restrictions, and interests of family members or other third parties. None of the Shares are held in trust for the benefit of Seller or members of his family.

          4.2    ORGANIZATION AND SUBSIDIARIES.

                 (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to own its assets and to conduct its business in the manner in which it is now conducted. The Company is duly qualified to do business in, and is in good standing under the laws of, each jurisdiction in which the ownership or leasing of its assets or the conduct of the Business requires such qualification.

                 (b) Effective as of the Closing Date, the Company shall have no equity interest in and does not control, through stock ownership or otherwise, any corporation, limited liability company, partnership, joint venture, trust or other business entity.

          4.3    CAPITALIZATION.

                 (a) The authorized capital stock of the Company consists of 2,000,000 shares of common stock, $1.00 par value per share, of which 950 Shares are issued and outstanding and no Shares are held in treasury.

                 (b) All of the Shares have been duly authorized, validly issued, are fully paid and non-assessable, and such common stock has been issued in full compliance with all applicable federal and state securities laws. There is no right of first refusal, co-sale right, right of participation, right of first offer, option or other restriction on transfer applicable to any of the stock of the Company. There are no outstanding obligations, warrants, preemptive rights or other agreements or commitments to which the Company or the Seller is a party, or by which the Company or the Seller is otherwise bound, providing for the issuance of any additional shares or for the repurchase of shares of the Company's capital stock. No shares of capital stock of the Company are reserved for future issuance. The Company has not issued or granted rights in preferred stock, warrants, options or any other security other than the Shares. The Company does not have in effect any stock option plan or stock appreciation rights plans.

                 (c) The Company is not a party or subject to any agreement or understanding, and there is no agreement or understanding between or among any persons that affects or relates to the voting or giving of written consent with respect to the Shares.

          4.4    FINANCIAL STATEMENTS.

                 (a) As of the Closing Seller shall have delivered to Purchaser certain financial statements in connection with the financial position of the Company consisting of:

                    (i) the reviewed financial statements of the Company for the fiscal year ended September 30, 1994, including the balance sheet of the Company as of such date, the related statements of operations and retained earnings and cash flows for such period, and the accompanying notes to the financial statements thereon, together with the review report of Seller's Accountants which states that based on their review, they are not aware of any material modifications that should be made to such financial statements in order for such statements to have been prepared in conformity with GAAP. Seller hereby certifies that such statements fairly present the Company's financial position as of such date and the results of its operations and cash flows for the fiscal year then ended in conformity with GAAP applied on a basis consistent with the other financial statements delivered to Purchaser pursuant to the terms of this Agreement.

                    (ii) the reviewed consolidated financial statements of the Company and Subsidiary, for the fiscal year ended September 30, 1995, including the consolidated balance sheet of the Company as of such date, the related consolidated statements of operations, shareholder's equity and cash flows for such period, and the accompanying notes to the consolidated financial statements thereon, together with the review report of Seller's Accountants which states that based on their review, they are not aware of any material modifications that should be made to such consolidated financial statements in order for such statements to have been prepared in conformity with GAAP. Seller hereby certifies that such statements fairly present the Company's and Subsidiary's consolidated financial position as of such date and the consolidated results of their operations and cash flows for the fiscal year then ended in conformity with GAAP applied on a basis consistent with the other fiscal year end reviewed or audited financial statements delivered to Purchaser pursuant to the terms of this Agreement (such statements, together with the statements required pursuant to Section 4.4(a)(i), shall be referred to herein as the "FINANCIAL STATEMENTS").

                    (iii) the audited consolidated financial statements with supplemental consolidating schedules of the Company and Subsidiary for the fiscal year ended September 30, 1996, including the consolidated balance sheet of the Company as of such date, the related consolidated statements of operations, shareholder's equity and cash flows for such period, and the accompanying notes to the consolidated financial statements thereon, together with the auditor's report of Seller's Accountants in which they express an unqualified opinion that the consolidated financial statements and the supplemental consolidating schedules ( consolidating balance sheet and statement of operations and retained earnings) present fairly the financial position of the Company and its subsidiary as of such date in accordance with GAAP (the "AUDITED FINANCIAL STATEMENTS"). Seller hereby certifies that the Audited Financial Statements fairly present the Company's and its Subsidiary's consolidated financial position as such date and the results of their consolidated operations and cash flows for the fiscal year then ended in conformity with GAAP applied on a basis consistent with the other fiscal year end reviewed financial statements delivered to Purchaser pursuant to the terms of this Agreement.

                    (iv) the consolidated financial statements with supplemental consolidating schedules (consolidating balance sheet and statement of operations and retained earnings) of the Company and its subsidiary, Hertel Aviation, LLC, for the nine month period ended June 30, 1997, including the consolidated balance sheet of the Company as of such date, the consolidated related statements of operations, shareholder's equity and cash flows for such period, and the accompanying notes to the consolidated financial statements thereon, together with the review report of Seller's Accountants which states that based on their review pursuant to the procedures set forth in SAS-71, they are not aware of any material modifications that should be made to such consolidated financial statements in order for such statements to have been prepared in conformity with GAAP (the "LATEST FINANCIAL STATEMENTS"). Seller hereby certifies that such statements fairly present the Company's and its Subsidiary's consolidated financial position as of such date and the consolidated results of their operations and cash flows for the nine month period then ended in conformity with GAAP applied on a basis consistent with the other fiscal year end reviewed or audited financial statements delivered to Purchaser pursuant to the terms of this Agreement (the "Latest Financial Statements", together with the Financial Statements and the Audited Financial Statements shall be referred to collectively herein as the "FINANCIALS).

                    (v) a statement prepared by the Company as of a date which is approximately five business days prior to the Closing Date, which states as of such date the current book cash balance of its bank accounts, the accounts receivable of the Company, approximate accounts payable of the Company and the total gross sales of the Company for the period from July 1, 1997 through such date, and identifies any known material changes in inventory for such period. Seller hereby certifies that such statement shall accurately present the foregoing financial information materially in conformance with GAAP applied on a basis consistent with the other fiscal year end reviewed or audited financial statements delivered to Purchaser pursuant to the terms of this Agreement.

               (b) There are no debts, liabilities or claims against the Company, contingent or otherwise, as of the dates of the Financials that are not currently reflected in such Financials. The Company's revenue recognition policies with respect to the Financials are in accordance with GAAP. The Company maintains a standard system of accounting in accordance with GAAP. All of the Company's ledgers, books and records are located at the Company's principal place of business. The Company does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company.

               (c) Subject to any reserves set forth in the Financials, all of the accounts receivable and notes receivable owing to the Company, as of the dates of the Financials, constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no known or asserted claims, refusals to pay, or other rights of set-off against any thereof. Except as otherwise set forth in Schedule 4.4 attached hereto, there is (i) no account debtor or note debtor delinquent in its payment by more than 60 days, (ii) no account debtor or note debtor that has refused (or, to the best knowledge of Seller or the Company, threatened to refuse) to pay its obligations for any reason, (iii) to the best knowledge of Seller and the Company, no account debtor or note debtor that is insolvent or bankrupt, and
(iv) no account receivable or note receivable pledged to any third party by the Company.

               (d) All accounts payable and notes payable by the Company to third parties as of the date hereof arose, and as of the Closing will have arisen, in the ordinary course of business, and there is no such account payable or note payable delinquent in its payment, except as set forth in Schedule 4.4, or any update thereto prior to the Closing.

          4.5 INVENTORY. The inventories shown on the Financials as of the dates of each of the Financials, consist of items of a quantity and quality usable or salable in the ordinary course of the Business. Except as set forth in Schedule 4.5, the inventories exclude scrap, slow-moving items and obsolete items and are valued at the lower of cost or market value, determined in accordance with GAAP consistently applied and on a basis which is consistent with the past practices of the Company. Since June 30, 1997, the Company has continued to replenish inventories in a normal and customary manner consistent with past practices. The Company has not received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a price consistent with prices previously paid and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. Except as disclosed in Schedule 4.5, the Company does not have any sole source suppliers and has been and is able to acquire component parts from multiple sources on a timely basis.

          4.6 ACCOUNTS RECEIVABLE. To the actual knowledge of Seller, without having made independent inquiry of any customers of the Company, the amount of all accounts receivable, unbilled invoices and other debts due or recorded in the records and books of account of the Company as being due to the Company as of the Closing will be good, payable and collectible in full in the ordinary course of business within ninety (90) days after the Closing. The values at which accounts receivable are carried on the Closing Date Financial Statements reflect the accounts receivable valuation policy of the Company which is consistent with GAAP applied on a consistent basis.

          4.7 NO UNDISCLOSED LIABILITIES. There is no outstanding claim, liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, of the Company other than the liabilities and obligations that are fully reflected, accrued or reserved against on the Financials for which the reserves are appropriate and reasonable.

          4.8  TAXES.

               (a)  DEFINITIONS.  For purposes of this Agreement:

                    (i) the term "TAXES" means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and the term "Tax" means any one of the foregoing Taxes; and

                    (ii) the term "RETURNS" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns.

               (b) The Company has properly completed and filed on a timely basis and in correct form all Returns required to be filed on or prior to the date of this Agreement. As of the time of filing, the foregoing Returns properly reflected the facts regarding the income, business, assets, operations, activities, status or any other information required to be shown thereon. No extension of time within which to file any Return that has been required to be filed has failed to be requested and granted. The Company will properly complete and file on a timely basis and in proper form all Returns required to be filed on or prior to the Closing, and will provide Purchaser the opportunity to review and comment on any such material Return prior to its filing.

               (c) With respect to all Taxes imposed upon the Company, or for which the Company is or was liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the date of Closing, the Company has fully complied with all applicable tax laws and agreements, and all such amounts required to be paid by the Company to taxing authorities on or before the date of this Agreement have been paid. The Company does not owe any Taxes on compensation paid to any of its employees that have not been paid or accrued.

               (d) No issues have been raised (and are currently pending) by any taxing authority in connection with any of the Returns. No extensions or waivers of statutes of limitations with respect to the Returns have been given by or requested from the Company. Schedule 4.8 attached hereto sets forth:
(i) the taxable years of the Company as to which the respective statutes of limitations with respect to Taxes have not expired, and (ii) with respect to such taxable years sets forth those years for which state or federal income tax examinations have been completed, those years for which state or federal income tax examinations are presently being conducted, those years for which state or federal income tax examinations have not been initiated, and those years for which required Returns have not yet been filed. Except to the extent indicated in Schedule 4.8, all deficiencies asserted or assessments made as a result of any state or federal income tax examinations have been fully paid, or are fully reflected as a liability in the Financials of the Company, or are being contested and an adequate reserve therefor has been established and is fully reflected in the Financials of the Company.

               (e) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company. The Company is not a party to or bound by (nor will the Company become a party to or bound by) any tax indemnity, tax sharing or tax allocation agreement. Except as set forth in
Schedule 4.8, the Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code. The Company has not filed a consent pursuant to the collapsible corporation provisions of
Section 341(f) of the Code (or any corresponding provision of state, local or foreign income Tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income Tax law) apply to any disposition of any asset owned by it.

               (f) The Company is not currently under an S Corporation election pursuant to Section 1362(a) of the Code. None of the assets of the Company is property that the Company is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former
Section 168(f)(8) of the Code. None of the assets of the Company directly or indirectly secures any debt the interest on which is tax exempt under
Section 103(a) of the Code. None of the assets of the Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

               (g) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, whether separately or in the aggregate, in connection with the transaction contemplated by this Agreement, or with any other change of control of the Company, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. No shareholder of the Company is other than a United States person within the meaning of the Code. The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, and the Company has not engaged in a trade or business within any foreign country.

               (h) Except as set forth in Schedule 4.8, the Company is not a party to any joint venture, limited liability company, partnership, or other arrangement or contract which would be treated as a partnership for state or federal income tax purposes.

               (i) The unpaid Taxes of the Company do not exceed any reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the Company's Financials as of the date of each of the Financials. No Tax liability of the Company has been incurred since September 30, 1996 other than in the ordinary course of business and an adequate reserve on the Financials has been made for all Taxes since that date. After the date of this Agreement, no material election with respect to Taxes shall be made by the Company without the prior written consent of the Purchaser.

          4.9  CERTAIN EMPLOYEE MATTERS.

               (a) The hours worked by and payments made to the Company's employees have not been in violation of the Fair Labor Standards Act or any other applicable federal, foreign, state or local labor laws.

               (b) All payments due from the Company on account of employee health and welfare insurance or with respect to the Employee Plans have been paid or accrued as a liability on the Financials as of the date of each of the Financials.

               (c) All severance and vacation payments which are or were due and payable by the Company under the terms of any agreement have been paid or accrued as a liability on the Financials as of the date of each of the Financials.

          4.10 MATERIAL CHANGE.  Since June 30, 1997, except as set forth in
Schedule 4.10 attached hereto there has not been:

               (a) any material change in the Company's assets, liabilities, financial condition, or operating results from that reflected in the Latest Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, material; or any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting its business, properties, prospects, or financial condition (as such business is presently conducted and as it is proposed to be conducted);

               (b) any waiver or compromise by the Company of a valuable right or of a debt owed to it; or any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by it, except in the ordinary course of business and that is not material to its business, properties, prospects, or financial condition (as such business is presently conducted and as it is proposed to be conducted);

               (c) any material change to a material contract or material arrangement by which the Company or any of its material assets is bound or subject; any material change in any compensation arrangement or agreement with any employee, consultant, officer, director or shareholder; any sale, assignment, or transfer of any patents, trademarks, copyrights, trade secrets, or other intangible assets; or notification that there has been a loss of any orders or contract cancellation by any of the Company's customers;

               (d) any resignation or termination of employment of any of the Company's key officers or employees; and the Company, to the best of the Company's and Seller's knowledge, does not know of the impending resignation or termination of employment of any such officer or employee other than Seller;

               (e) any mortgage, pledge, transfer of a security interest in, or lien created by the Company, with respect to any of the Company's material properties or assets, except liens for taxes not yet due or payable; any loans or guarantees made by the Company to or for the benefit of the Company's employees, officers, or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of the Company's business or as permitted pursuant to Section 2.3; or any declaration, setting aside, or payment or other distribution in respect of any of the Company's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by it; or

               (f) any other event or condition of any character that would have a material adverse effect on the Business as now conducted or as Seller assumed the Business would be conducted in the future in connection with the preparation of the projections Seller delivered to Purchaser prior to the Closing Date ; or (other than in the ordinary course of business) any agreement or commitment by the Company to do any of the things described in this Section 4.10.

          4.11 PRODUCT RETURNS. The Company has not had any of its products returned by a purchaser or user thereof, other than for minor, nonrecurring warranty problems. The Company is not aware of any pending warranty claims.

          4.12 PROPERTIES AND ASSETS.

               (a) The Company has good and marketable title to and the right to use all of the assets used in its operations or necessary for the conduct of its business, free and clear of any mortgages, pledges, security interests, licenses, encumbrances, restrictions or adverse claims, except as disclosed in
Schedule 4.12 and except for the lien of taxes not yet due and payable. All of the physical assets owned or used by the Company or reflected on the Company's balance sheets as at September 30, 1996 and June 30, 1997, are in good operating condition, normal wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used.

               (b) Since June 30, 1997, there has not occurred any transfer of title other than in the ordinary course of business, any abandonment, any pilferage or any other material loss with respect to, any of the Company's property, plant or equipment.


               (c) Included in Schedule 4.12 is a true and correct list as of June 30, 1997 of all of the physical assets (including fixed assets) having an aggregate net book value representing at least 70% of the total net book value of the physical fixed assets owned or leased by the Company, excluding transportation equipment. The Company does not own any real property. To the best knowledge of the Seller, all improvements on the leased property used in the business of the Company and the present use thereof are in accordance with all Applicable Laws. The net book value of any fixed assets used in the Company' business has not been written up or down, other than pursuant to depreciation or amortization expense in accordance with its historical practice.

               (d) Schedule 4.12 lists all real property leases to which the Company is a party. Assuming due authorization, execution and delivery by the other parties thereto, such leases are legal, valid, binding and enforceable in accordance with their respective terms (except as limited by bankruptcy, insolvency, reorganization or other laws of general application affecting creditors' rights generally). The Company has a valid and subsisting leasehold interest in its leased real property, free and clear of all material encumbrances. Neither the Company nor, to the best knowledge of Seller and the Company, any other party to any of such leases, is in material default under any of such leases or has performed any act or omitted to perform any act which act or omission, with notice or lapse of time or both, will become a material default thereunder.

          4.13 INSURANCE. The Company maintains policies of insurance covering its assets, properties, business and liabilities in types and amounts customary for similarly sized companies engaged in similar businesses. Seller is in compliance with each of such policies such that none of the coverage provided under such policies has been invalidated.
The Company has fully paid all premiums and other payments which may be due to its insurers. Schedule 4.13 contains a complete and accurate list of all insurance policies, bonds and surety instruments. To the knowledge of Seller and the Company, there is no threat by any of the insurers to terminate or materially increase the premiums payable under any of such insurance policies due to the activities or loss experience of the Company. Seller and the Company have complied with the notice requirements and other conditions to reimbursement under such polices as are required to be met pursuant to the terms of such polices with respect to any claims which Seller or the Company has made or would be entitled to make under the terms of such policies.

          4.14 PURCHASE, SALE AND OTHER AGREEMENTS.

               (a) Except as described in Schedule 4.14, the Company is not a party to or subject to any oral or written:

                    (i) agreement for the purchase of inventory, supplies, or equipment, other real or personal property, or the procurement of services, except as have been entered into in the ordinary course of the business of the Company;

                    (ii) lease or ownership of equipment, machinery or other personal property;

                    (iii) agreement for the sale or lease of products or furnishing of its services except as have been entered into in the ordinary course of the business of the Company;

                    (iv) joint venture, limited liability company, partnership or other contract or arrangement involving the sharing of profits;

                    (v) agreement relating to the licensing, purchase or acquisition, by merger or otherwise, of a significant portion of its business, assets or securities by any other person or of any other person by it other than as contemplated herein;

                    (vi) agreement containing a covenant or covenants which purport to limit the Company's ability or right to engage in any lawful business activity or compete with any person or entity;

                    (vii) agreement presently in effect pursuant to which it has appointed any organization or person to act as the Company's distributor or sales agent or pursuant to which the Company has been appointed a distributor or sales agent by any third party;

                    (viii) agreement with any of the Company's shareholders, officers, director or affiliates;

                    (ix) agreement for the license of any patent, copyright, trade secret or other proprietary right or indemnification by it with respect to infringements of proprietary rights, except employee or consultant proprietary information agreements and except for those end user licenses sold in the ordinary course of business by the Company in connection with the sale of its products;

                    (x) agreements involving payments to or obligations of it not otherwise described in this Section 4.14 in excess of $10,000 or as have been entered into in the ordinary course of the business of the Company; or

                    (xi) agreements of indebtedness, capital equipment leases or guarantees of the obligations of others.

               (b) To the best of Seller's and the Company's knowledge, no party to any such contract, agreement or arrangement intends to cancel, withdraw, modify or amend such agreement or arrangement or return a product for reimbursement or discontinue any provision of agreed upon services.

               (c) Except as described in Schedule 4.14, the Company has performed all material obligations required to be performed by it on or prior to the date hereof under each purchase or sale order, contract, obligation, commitment, agreement, undertaking, arrangement or lease referred to in this Agreement or in Schedule 4.14, and it is not in default, breach or violation thereunder, or under any other agreements to which it is a party, and is not aware of any facts from which it should reasonably conclude that it will not be able to perform all obligations required to be performed by it subsequent to the date hereof under each such agreement.

          4.15 INTELLECTUAL PROPERTY RIGHTS.

               (a) To the best knowledge of Seller, the Company has complete and undisputed title and ownership and the right to utilize all patents, trademarks, license rights, service marks, trade names, copyrights, trade secrets, information, proprietary rights, know-how and processes (collectively, "INTELLECTUAL PROPERTY") necessary for the operation of the Business, without any conflict with or infringement of the rights of others. Except as disclosed in Schedule 4.15, there are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person or entity. It has not received any communications nor is it aware of any entity alleging that it has violated or, by conducting the Business as proposed, would violate any Intellectual Property of any other person or entity. It is not aware that any of the Company's employees or consultants is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company's Business. The Company does not utilize any inventions of any of its employees or consultants (or persons it currently intends to hire as service providers) made prior to their employment by it, including any inventions made by Seller. Schedule 4.15 sets forth all patents, patent applications, trademarks (registered or unregistered), license agreements, independent contractor or consulting agreements and any other Intellectual Property that requires a consent or waiver to consummate the transactions contemplated in this Agreement. All of the Company's license agreements with respect to its Intellectual Property are in writing and evidence legitimate ownership of such rights in the Company. All royalty obligations of the Company are listed in Schedule 4.15. No claims for royalties have been asserted against the Company. No invention, processes or know-how that is used by the Company in the operation of the Business is owned by any individual service provider of the Company or any other person other than the Company.

               (b) The Company is not making use of any confidential information of third parties nor any confidential information in which Seller or any of its present or past employees or other service providers has claimed a proprietary interest; and neither Seller nor the Company is aware of any facts that would give rise to such a claim.

               (c) Without limiting the generality of the foregoing representations, except as described in Schedule 4.15, Seller expressly represents and warrants that:

                    (i) The Company has satisfied all obligations pursuant to any and all consulting agreements;

                    (ii) Neither Seller nor the Company has any reasonable basis to believe that the Company has any present or future liability under any agreement to (a) provide indemnification for infringement of any third party rights or otherwise; or (b) provide updates, enhancements, modifications, bug fixes, support, maintenance or the like of any products, or technology;

                    (iii) The Company has not entered into nor negotiated with others to enter into any consulting agreements, software development agreements, license agreements or similar agreements; and

                    (iv) The Company has retained all rights, title and interest (including, without limitation, rights to derivatives, modifications, updates and enhancements) to the components necessary for the operations of the Business as now conducted and as proposed to be conducted in the future.

          4.16 EMPLOYEES AND EMPLOYEE BENEFIT PLANS.

               (a) Other than as set forth in Schedule 4.16 regarding employee benefit plans, programs or arrangements maintained or sponsored by the Company (such plans, the "EMPLOYEE PLANS"), neither the Company nor any entity or trade or business which together with the Company is treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code (its "ERISA AFFILIATES") is a party to any pension, profit sharing, savings, retirement or other deferred compensation plan, any bonus (whether payable in cash or stock), stock option, stock purchase or incentive program, or any group health plan (whether insured or self-funded), or any disability or group life insurance plan, severance or other employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended

("ERISA")), or to any collective bargaining agreement or other agreement, written or oral, with any trade or labor union, employees association or similar organization. The Company is not a party to, nor has made any contribution to or otherwise incurred any obligation under, any "multi-employer plan" as defined in Section 3(37) of ERISA. With respect to each such Employee Plan, the Company has furnished to the Purchaser or their counsel complete and accurate copies of the plan documents (including plan amendments currently under consideration, trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications), and all IRS Forms 5500 filed with respect to any Employee Plans.

               (b) With respect to each of the Employee Plans subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(l) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports and has properly and timely posted or distributed all notices and reports to employees required to be filed, posted or distributed with respect to each such Employee Plan.

               (c) Each such Employee Plan has at all times been operated and administered in accordance with its terms and all applicable laws, including, but not limited to, ERISA and the Code.

               (d) Each Employee Plan that is intended to be qualified under Code Section 401(a) ("PENSION PLAN") has received a favorable determination letter from the Internal Revenue Service that such Employee Plan is qualified under Code Section 401(a) and that the trust under such Employee Plan is exempt from tax under Code Section 501(a). The Company knows of no basis for the disqualification of any Company Pension Plan from exemption under Section 401(a) of the Code.

               (e) Neither the Company nor any Company Pension Plan, nor any fiduciary, trustee or administrator thereof, nor any party in interest (as defined in Section 3(14) of ERISA) or disqualified person (as defined in
Section 4975(e)(2) of the Code) with respect to such plan has engaged in any transaction which would subject the Company, the Company Pension Plan, any trust created under such plan, or any trustee or administrator thereof, or any party dealing with such Company Pension Plan or any such trust to either civil liability or a civil penalty assessed pursuant to Section 409 or 502 of ERISA or a tax imposed pursuant to Section 4975, 4976 or 4979 of the Code. The Company has no knowledge of any breach of fiduciary duties owed to Company Pension Plan participants pursuant to the provisions of Part 4 of Title I of ERISA.

               (f) There are no pending claims by or on behalf of any of the Company Employee Plans, by any employee or beneficiary covered under any such the Company Employee Plan, or otherwise involving any such the Company Employee Plan (other than claims for benefits in the ordinary course). No Company Pension Plan is subject to Section 412 of the Code or Title IV of ERISA. There are no strikes or labor disputes pending or threatened by or any attempts at union organization of any the Company employees.

               (g) Schedule 4.16 includes a full and complete list of all directors, officers, independent contractors and consultants of the Company as of the date of this Agreement, specifying their names and job title. The Company has provided accurate information to the Purchaser regarding the total amount of base salary, whether it is fixed or commission or a combination thereof with respect to each of the directors, officers and employees of the Company. The employment of each of the Company' employees is "at will" employment, except as may be required to the contrary under applicable law or pursuant to the terms of the employment agreements entered into by Duane Ness and LeVerne Kistrow effective as of the Closing Date pursuant to Section 7.17 of this Agreement. The Company does not have any obligation (i) to provide any particular form or period of notice prior to termination, or (ii) to pay any of such employees any severance benefits in connection with their termination of employment or service. In addition, no severance pay will become due to any Company employees or other service providers under any Company agreement, plan or program as a result of the transactions contemplated by this Agreement. The Company does not owe and has not accrued any bonuses or vacation pay or retirement benefits to any service providers, employees or former service providers or employees, other than as set forth on the payroll records delivered by the Company to the Purchaser prior to the Closing. Except as described in
Schedule 4.16, the Company has not entered into any consulting agreements with any service providers who owe services to the Company or are owed compensation by the Company for services provided. To the best of Seller's and the Company's knowledge, none of the Company service providers is or will be in violation of any judgment, decree, or order, or any term of any employment contract, patent or trademark disclosure agreement, or other contract or agreement relating to the relationship of any such service provider with the Company or any other party because of the nature of the business conducted or to be conducted by the Company or to the use by the service provider of such service provider's best efforts with respect to such business. Seller is not aware that any officer or employee (other than Seller), or that any group of employees, intends to terminate their employment with the Company.

               (j) The Company has not violated any of the health care continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") applicable to its employees prior to the Closing Date.

                    4.17    ENVIRONMENTAL AND SAFETY LAWS.  Except as listed on
Schedule 4.17, there are no Hazardous Substances at any facility which is or was owned or used by the Company. Schedule 4.17 describes the way in which the Company has disposed of any Hazardous Substances used by it, including the names and locations of any offsite storage or disposal facilities used by the Company. No spills, releases, discharges or disposals of Hazardous Substances has occurred at any facilities at which the Company has disposed of or discharged Hazardous Substances. No spills, releases, discharges or disposals of Hazardous Substances have been caused by the Company on or under any facility which is or was owned or used by the Company during the period in which such facilities have been owned or used by the Company. The facilities owned or used by the Company do not now contain, nor did such facilities or any premises previously occupied by the Company contain, any underground storage tanks for any Hazardous Substances. The Company has complied and is in compliance with all applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, use, sale, storage, handling, transfer and disposal of any Hazardous Substances in effect as of the date hereof. The Company has not been alleged to be in violation of, or been subject to any administrative, judicial or regulatory proceeding pursuant to, such laws or regulations either now or any time during the past twenty-four months. No claims have been or are currently asserted against the Company or, to the Company's knowledge, will be asserted against the Company after the Closing Date based on the Company's acts or failures to act prior to the Closing Date with respect to Hazardous Substances. No claims have been or are currently asserted against the Company, and there is no basis for any claim pursuant to which any person would allege that he or she has sustained any injuries or contracted any diseases resulting from exposure to Hazardous Substances prior to the Closing Date in connection with the assembly, manufacture, use, operation or association with the products or Business of the Company, whether or not such injuries or diseases are first manifested after the Closing Date.

          4.18 INTENTIONALLY OMITTED.

          4.19 COMPLIANCE WITH LAWS AND PERMITS. The Company has all valid and current permits, licenses, orders, authorizations, registrations, approvals and other analogous instruments (and each is in full force and effect) and the Company has made all filings and registrations and the like necessary or required by law to conduct its business. The Company has not received any governmental notice of any violation by the Company of any such laws, rules, regulation or orders. The Company is not in default or noncompliance under any such permits, consents, or similar instruments, and the Business and operations of the Company are in compliance with all Applicable Laws.

          4.20 ABSENCE OF LITIGATION. Neither the Company nor, to the best of Seller's and the Company's knowledge, any of its officers or directors is engaged in, or has been threatened with, any litigation, arbitration, investigation or other proceeding relating to it, its employee benefit plans, property, business, assets, licenses, permits or goodwill, or against or affecting the purchase of the Shares by Purchaser or the actions taken or contemplated in connection therewith, nor, to the best of Seller's and the Company's knowledge, is there any reasonable basis therefor. There is no action, suit, proceeding or investigation pending or threatened against the Company that questions the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby or which might result in any material adverse effect on the business as now conducted and as proposed to be conducted in the future. The foregoing includes actions pending or threatened (or any basis therefor known to Seller) involving the prior employment of any of the Company's employees, their use in connection with the Company's Business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. There is no action, suit, proceeding or investigation by the Company currently pending or which it intends to initiate. Neither the Company nor, to the best of Seller's or the Company's knowledge, any of its officers or directors is bound by any judgment, decree, injunction, ruling or order of any court, governmental, regulatory or administrative department, commission, agency or instrumentality, arbitrator or any other person which would have a material adverse effect on the Business as now conducted and as proposed to be conducted in the future.

          4.21 NO BROKERS. Neither the Company nor Purchaser is or shall become obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

          4.22 ACCURACY OF DOCUMENTS AND INFORMATION. The copies of all instruments, agreement, other documents and written information delivered by Seller and the Company to Purchaser or its counsel or other advisors are and will be complete and correct in all material respects as of the date of delivery thereof. No representations or warranties made by Seller in this Agreement, nor any document, written information, statement, financial statement, letter, certificate or exhibit prepared and furnished or to be prepared and furnished by Seller, the Company or its representatives to Purchaser pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein not misleading. There is no presently existing event, fact or condition that would have a material adverse effect on the Business as now conducted and as proposed to be conducted in the future or that could reasonably be expected to do so, which has not been set forth in this Agreement or the Schedules hereto or otherwise disclosed by Seller or the Company to Purchaser in writing in Schedule 4.22.

          4.23 COMPLIANCE. Neither the entering into nor the delivery of this Agreement nor the performance and consummation of the transactions contemplated by this Agreement shall result in any conflict with, breach or violation of or default, termination or forfeiture under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination or forfeiture under) the Articles of Incorporation of the Company or its Bylaws, or, any statute, rule, regulation, judicial, governmental, regulatory or administrative decree, order or judgment, or any agreement, lease, license, permit or other instrument to which the Company is a party or to which any of its assets is subject. Except as disclosed on Schedule 4.23, neither Seller nor the Company are required to give prior notice to, or obtain any consent, approval or authorization of, or make any declaration or filing with, any governmental authority, creditor or other person in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

          4.24 SUFFICIENT ASSETS. The assets located at the Premises constitute all of the tangible and intangible rights and assets necessary for the conduct of, or used or held by the Company in connection with, its Business and operations as they are presently being conducted and as Seller assumed the Business and operations of the Company would be conducted in the future in connection with the delivery of any projections by Seller or the Company to Purchaser prior to the Closing Date.

          4.25 CUSTOMERS, DISTRIBUTORS AND SUPPLIERS. Schedule 4.25 contains a true and complete list of all distributors, representatives and agents of the Company and a description of the terms of their relationships with the Company and a true and complete list of all other persons to whom the Company sold goods or services in the twelve months ended as of the date of this Agreement and by whom the Company has been paid or who have committed to pay Company $5,000 or more since the beginning of said period. Schedule 4.25 contains a true and complete list of all persons who provided goods or services to the Company in the twelve months ended as of the date of this agreement to which the Company paid or is committed to pay $5,000 or more since the beginning of said period. Schedule 4.25 includes a true and complete list of all prepaid advertising and marketing arrangements. The Company's relations with the foregoing persons are good and, except as described in Schedule 4.25, there are no disputes between the Company and any of such persons pending or threatened. True and complete copies of all contracts with the foregoing persons have been delivered to Purchaser and are in full force and effect in accordance with their terms, and there are no defaults or assertions of default thereunder.

          4.26 DIRECTORS, OFFICERS, BANKS, AND POWERS OF ATTORNEY.  Schedule
4.26 is a true and complete list showing: (a) the names of all of the Company's directors and officers; (b) the name of each bank in which the Company has an account, or safety deposit box, and the names of all persons authorized to draw thereon or to have access thereto; and (c) the names of all persons holding powers of attorney from the Company together with a summary statement of the terms thereof.

          4.27 FOREIGN STATUS. The Company is not a foreign corporation, foreign partnership, foreign trust or foreign establishment (as each such term is defined in the Code).

          4.28 CONSENTS AND APPROVALS. Schedule 4.28 lists all consents and approvals required for the execution and delivery of this Agreement by Seller and the Company and the consummation of the purchase of Shares by the Purchaser, including those that are necessary because of the transactions contemplated by this Agreement or those which are necessary to avoid the loss of the rights to use the Company's Intellectual Property or other rights.

          4.29 RELATED PARTY TRANSACTIONS. Except as set forth in Schedule 4.29, neither Seller nor any other employee, officer or director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. Except as set forth in Schedule 4.29, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that the employees, officers or directors of the Company and members of their immediate families may own stock in publicly traded companies that may compete with the Company. No member of the immediate family of any Seller or any officer or director of the Company is directly interested in any material contract with the Company.

                                      ARTICLE 5
                REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER

          As of the date hereof and as of the Closing Date, for the benefit of Seller, Purchaser represents and warrants to, and agrees with, Seller as follows:

          5.1 ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          5.2 POWER AND AUTHORITY. Purchaser has good and sufficient corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed, and delivered by Purchaser and, assuming the due authorization, execution and delivery hereof by Seller, constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

          5.3 NO CONFLICT. Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by Purchaser will result in the violation of or default under: (a) any of the provisions of the Articles of Incorporation or Bylaws of Purchaser; (b) any agreement or other instrument to which Purchaser is a party or by which Purchaser is bound; or (c) any law, rule, regulation, order, judgment or decree applicable to Purchaser. Purchaser is not required to give prior notice to, or obtain any consent, approval or authorization of, any governmental authority, creditor or other person in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

          5.4 ACCURACY OF DOCUMENTS AND INFORMATION. The copies of all instruments, agreement, other documents and written information delivered by Purchaser to Seller or his counsel are and will be complete and correct in all material respects as of the date of delivery thereof. No representations or warranties made by Purchaser in this Agreement, nor any document, written information, statement, financial statement, letter, certificate or exhibit prepared and furnished or to be prepared and furnished by Purchaser or its representatives to Seller or the Company or its respective shareholders pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

          5.5 INVESTMENT ONLY. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Shares. Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the public distribution or resale thereof; provided, however, that if Purchaser sells or transfers any of the Shares (or any securities issued in substitution, reclassification or recapitalization thereof), it shall do so in full compliance with any applicable federal, state or foreign securities laws.

                                      ARTICLE 6
                                      COVENANTS

          Each of Seller, the Company, and Purchaser, as the case may be, hereby covenants to the other, except as expressly provided otherwise herein, as follows:

          6.1  MAINTENANCE OF BUSINESS.

               (a) During the period from the date hereof to the Closing Date, Seller shall cause the Company to carry on and preserve its business, goodwill and its relationships with customers, suppliers, officers, employees, agents and others in the same manner as it did prior to the date of this Agreement. Seller will use his best efforts to cause the Company to keep and maintain the existing favorable business relationship with each of such customers, suppliers, officers, employees and agents. If Seller or the Company becomes aware of a deterioration in a relationship with any customer, supplier, officer, employee or agent which is material to the Business or prospects of the Company, Seller or the Company will promptly bring such information to the attention of the Purchaser and will use their best efforts to restore such relationship or establish a reasonable replacement relationship, as may be appropriate. The Company recognizes that Purchaser intends to continue the Company's Business after the Closing Date and that Purchaser intends to continue the Company's current relationships with its customers and other parties.

               (b) Seller and Company agree to consult with Purchaser concerning any material operating decisions (including, without limitation, proposed employee hiring, layoff and termination decisions).

               (c) Seller and Company shall maintain at all times from the date hereof to the Closing Date all insurance now in force as described in Schedule 4.13.

               (d) Seller shall refrain from changing the number of authorized or issued shares of capital stock of the Company, from declaring, setting aside or paying any dividend or other distribution with respect to the Shares, or from directly or indirectly redeeming, purchasing or otherwise acquiring any additional shares of capital stock of the Company or effecting a split, reclassification or other change in or of any capital stock of Company.

          6.2 ABSENCE OF CERTAIN CHANGES. Prior to the Closing, except as expressly permitted or contemplated hereby, or except with the prior written consent of Purchaser, as the case may be, Seller shall not cause the Company, and the Company shall not:

               (a) incur any additional indebtedness for money borrowed or guarantee any indebtedness or obligation of any other party; set aside or pay any dividend or distribution of assets to, or repurchase any of its stock from any of its shareholders; issue or grant any securities or securities convertible into capital stock or grant or issue any options, warrants or rights to subscribe for its capital stock or securities convertible into its capital stock;

               (b) enter into, amend or terminate any employment or consulting agreement or any similar agreement or arrangement; increase the compensation payable or to become payable to any of its officers, employees or agents above the amount payable as of June 30, 1997, or adopt or amend any employee benefit plan or arrangement;

               (c) acquire or dispose of any properties or assets used in the Business except in the ordinary course of business; permit any change in the nature of the Business or the manner in which its books and records are maintained;

               (d) waive any statute of limitations so as to extend any tax or other liability; create or suffer to be imposed any lien, mortgage, security interest or other charge on or against its properties or assets; or enter into, amend or terminate any lease of real or personal property otherwise than in the ordinary course of business;

               (e) amend its Articles of Incorporation or Bylaws; engage in any activities or transactions outside the ordinary course of its business as conducted at the date hereof; make any amendments or changes in any instruments, agreements, other documents or written information delivered by it or its representatives to the other or its representatives.

               (f) make any material change in the Company's accounting practices or procedures or in the replenishment of inventory consistent with past practices; or

               (g) make any capital expenditures in excess of $10,000 in the aggregate.

          6.3 ACCESS TO INFORMATION. Seller shall, and shall cause the Company to, allow to Purchaser and its respective accountants, legal counsel and other representatives full access, throughout the period prior to the Closing, to all of the records and files, audits and properties of the Company as well as all information relating to taxes, commitments, contracts, titles and financial condition of, or otherwise pertaining to, the Company, and Seller shall, and shall cause the Company to, furnish to Purchaser, its respective accountants, legal counsel and other representatives during such period all such information concerning Seller's and Company's affairs as Purchaser may reasonably request; provided, that any furnishing of such information pursuant hereto or any investigation by Purchaser shall not affect its right to rely on the representations, warranties, agreements and covenants made by the Seller in this Agreement.

          6.4 OTHER DISCUSSIONS. From the date hereof until the Closing or the termination of this Agreement in accordance with Article 9 hereof, whichever occurs first, neither Seller nor any officer, director, shareholder, agent or representative of the Company will discuss or negotiate, or authorize any person or entity to discuss or negotiate on its or their behalf, with any other party, concerning the possible disposition of the Company's business, assets or capital stock. Seller shall promptly communicate to Purchaser the terms of any proposal or contract which it may receive in respect of any such transaction.

          6.5 COMPANY PAYABLES. Seller shall cause the Company to pay its accounts payable, including without limitation its payroll, amounts due under equipment and facilities leases, loan agreements and similar leases and agreements, sales and payroll taxes and trade payables, and all other taxes, in a timely manner.

          6.6 NOTIFICATION OF CERTAIN MATTERS. Seller shall, and shall cause the Company to, give prompt notice to Purchaser of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of the Seller contained in this Agreement to become materially untrue or inaccurate, or (b) any failure of the Seller or Company to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

          6.7 FINANCIAL STATEMENTS AND INFORMATION. Seller agrees to cause the preparation of the Audited Financial Statements, the Latest Financial Statements and the Closing Date Financial Information required to be delivered to Purchaser pursuant to Section 4.4(a) of this Agreement to be prepared and delivered to Purchaser at least five business days prior to the scheduled Closing Date.

                                      ARTICLE 7
                  CONDITIONS TO OBLIGATIONS OF PURCHASER AND SELLER

          The obligations of Purchaser, Seller, and the Company to consummate the transactions contemplated hereby are, at the election of each such party, subject to satisfaction of the conditions by the other party, set forth below, to the extent applicable to the other party, or waiver thereof:

          7.1 CONSENTS AND APPROVALS. The parties hereto shall have obtained all consents and approvals of shareholders and third parties (including governmental authorities) required to consummate the transactions contemplated by this Agreement No action or proceeding shall be pending by any person, government, governmental, authority, regulatory body or agency to enjoin, restrict or prohibit (a) the sale and purchase of the Shares contemplated hereby; or (b) the right of Purchaser to own the Shares or conduct the Business of the Company.

          7.2 REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations and warranties made herein by the other party shall be true, accurate and correct in all material respects as of the date made and as if made as of the Closing. The other party shall have performed in all material respects all obligations and agreements undertaken by it herein to be performed at or prior to the Closing. Each party shall provide the other with a certificate to the effect that the representations and warranties of made by such party in this Agreement shall be true and correct on the Closing Date with the same force and effect as if made at and as of such date.

          7.3 OPINIONS OF COUNSEL. Purchaser shall have received at the Closing the opinion of counsel to Seller and the Company, in form and substance reasonably satisfactory to the Purchaser and its counsel. Seller shall have received at the Closing the opinion of counsel to Purchaser, in form and substance reasonably satisfactory to Seller and its counsel.

          7.4 CONSENTS. Seller shall have received any and all other authorizations, permits and consents necessary to validly sell, assign and transfer the Shares to Purchaser.

          7.5 ACCURACY OF DOCUMENTS AND INFORMATION. The copies of all material instruments, agreements, other documents and written information delivered to the other by it or its representatives shall be complete and correct as of the Closing.

          7.6 CERTIFICATE. Purchaser shall have received from Seller at the Closing a certificate, dated as of the Closing executed by Seller, to the effect that the conditions set forth in this Article 7 to Seller's obligation to close shall have been satisfied or waived by Seller. Seller shall have received from Purchaser at the Closing a certificate, dated as of the Closing executed by Purchaser, to the effect that the conditions set forth in this Article 7 to Purchaser's obligation to close shall have been satisfied or waived by Purchaser.

          7.7 CONTRACTS AND PERMITS. Seller shall have caused the Company to terminate all contractual arrangements between the Company and the Subsidiary, and to amend or obtain waivers in respect of any and all rights pursuant to contract that will be necessary in order to consummate the transactions contemplated by this Agreement and to enable the Company to conduct its business and operations after the Closing Date. Purchaser shall have received any and all authorizations, permits and consents necessary to lawfully own and operate the Company and its business.

          7.8 MATERIAL ADVERSE CHANGE. . In Purchaser's reasonable business judgment, no material adverse information, events or changes with respect to the Company shall have been discovered by Purchaser or occurred in connection with the business, properties, condition (financial or otherwise), customer or employee relationships or results of operations of the Company.

          7.9 FOREIGN STATUS REPRESENTATION LETTER. The Company shall furnish Purchaser with an affidavit stating under penalty of perjury that the Company is not a foreign corporation, foreign partnership, foreign trust or foreign establishment (as each term is defined in the Code) and will provide in such affidavit its taxpayer identification number and shall have executed a representation letter substantially in the form provided before Closing to the Company and its counsel.

          7.10 GOOD STANDING AND TAX CLEARANCE CERTIFICATES. Purchaser shall have received certificates issued within 5 business days of the Closing Date evidencing that the Company is in good standing under the laws of the State of Minnesota, and is in good standing under the laws of, each jurisdiction in which the ownership or leasing of its assets or the conduct of the Business requires such qualification. Purchaser shall have received corporation tax clearance certificates, as of a date not more than 15 days before the Closing Date, of all such states in which the Company is qualified to do Business to the extent that such states will deliver tax clearance certificates.

          7.11 DOCUMENTS. Purchaser shall have received copies of all written documentation requested by it confirming the Intellectual Property rights of the Company and the transfer thereof, including engineering documentation and drawings, bills of materials, schematics, assembly drawings, processes and prints.

          7.12 NO COMPANY MATERIAL ADVERSE EFFECT. No material assets of the Company shall have been stolen or damaged or destroyed by fire, storm or other casualty so as to prevent the resumption of normal business operations by the Company within fifteen days after such occurrence and there shall have occurred no event or events having a material adverse effect on the financial condition, assets, liabilities, equity, results of operations, business or prospects of the Company, whether or not in the ordinary course of business.

          7.13 SPOUSAL ACKNOWLEDGMENT. Phyllis M. Hertel, Seller's spouse, shall have signed the Spousal Acknowledgment attached to this Agreement as EXHIBIT B and any other document reasonably requested by Purchaser acknowledging that Seller's spouse does not claim, and she waives all right to claim in the future, that she has any interest in the Shares or the Purchase Price, and that Seller's spouse agrees that the Purchase Price is paid to Seller subject to all of the terms and conditions of this Agreement, including the indemnification obligations of Seller hereunder.

          7.14 DUE DILIGENCE. Seller shall have complied with all reasonable requests made by Purchaser for all documents, materials, and other information related to Purchaser's due diligence in connection with the operation of the Business, and Purchaser shall be reasonably satisfied with the assets, Business, Financials and financial condition of the Company.

          7.15 CUSTOMER RELATIONSHIPS. Purchaser shall have obtained and continued to receive such assurances as are reasonably satisfactory to Purchaser that US Robotics, Videojet and other significant customers of the Company intend to continue to do business with the Company.

          7.16 CONSULTANT AND NON-COMPETITION AGREEMENT. Consultant and non-competition agreements in the form set forth in EXHIBITS C AND D dated the Closing Date, shall have been executed and delivered by Seller to Purchaser pursuant to which (a) Seller agrees to provide such consulting services as may be reasonably requested by the Company related to the operation of the Business for a term of one-year from the Closing Date, in consideration of a consulting fee of $15,000 per month for such period of time as consulting services are rendered thereunder by Seller, and (b) Seller enters into a non-competition and non-solicitation agreement whereby Seller agrees to refrain, and agrees to cause any agents or any company in which Seller participates to refrain, for a term of five years from the Closing Date, from (i) engaging in any business activity in competition with the Company and (ii) persuading or enticing any employee currently employed by the Company to leave their job or terminate their contractual relationship with the Company for any reason or purpose.

          7.17 EMPLOYMENT AGREEMENTS. Employment agreements on terms satisfactory to Purchaser, dated the Closing Date, shall have been executed and delivered by each of Duane Ness and LeVerne Kistrow to Purchaser pursuant to which each agrees, for at least a two-year term, to remain in the employment of the Company subject to the terms of their respective employment agreement and to enter into the non-compete and non-solicitation agreements set forth therein.

          7.18 FINANCING. Purchaser shall have obtained financing in the amount of at least the Purchase Price satisfactory to Purchaser which may be used by Purchaser for the purchase of the Shares.

          7.19 SUBSIDIARIES. The Company shall have no ownership interest in, nor any liability, contingent or otherwise, in connection with the ownership of, any subsidiaries, including Hertel Aviation Co. LLC.

          7.20 TERMINATION OF CERTAIN BANKING RELATIONSHIPS. The Company shall have terminated the Line of Credit and the security interest in the assets of the Company held by First Bank National Association, Minneapolis, MN, a national banking association.

          7.21 TRANSFER OF TITLE OF CERTAIN ASSETS. Title to the assets listed on Schedule 7.21 shall no longer be in the name of the Company, and the Closing Date Financial Statements shall reflect the transfer of such assets to Seller.

          7.22 EXCLUDED ASSETS. The assets listed in Schedule 7.22 shall have been removed from the Premises occupied by the Company.

          7.23 NOTE AND LETTER OF CREDIT. Purchaser shall have executed and delivered to Seller the Note pursuant to which $1,500,000 of the Fixed Purchase Price shall be paid to Seller on the first anniversary of the Closing Date, except to the extent Purchaser is entitled to offset indemnification claims against such amount pursuant to the terms set forth in the Note. Purchaser shall also deliver to Seller a letter of credit in favor of Seller in the amount of $1,500,000, which letter of credit shall be subject to draw instructions consistent with the terms of the Note

          7.24 SHAREHOLDER EQUITY. Purchaser shall have no obligation to consummate the transactions contemplated by this Agreement if the Latest Financial Statements state that the shareholder's equity in the Company is less than $5,200,000 as of the Closing Date, as such amount may be adjusted in accordance with GAAP year end adjustments and an accrual for accounting fees payable by the Company in connection with the audit of the Company's 1996 financial statements and review of the Latest Financial Statements.

          7.25 RESIGNATION OF DIRECTORS. Effective as of the Closing, all of the directors and officers of the Company prior to the Closing, other than Duane Ness, shall tender their resignations to Purchaser.

                                      ARTICLE 8
                                   INDEMNIFICATION

          8.1 INDEMNIFICATION BY SELLER. Seller hereby agrees to indemnify and hold the Company and Purchaser harmless against any Loss arising out of or due to:

               (a) breach of any representation or warranty by Seller contained herein or in any document delivered hereunder and breach of the covenants set forth in Article 6 of this Agreement;

               (b) breach of any covenant or agreement by Seller to be performed on or prior to the Closing Date, including the covenants and agreements set forth in Articles 2, 8, 9,

10 of this Agreement, and covenants and agreements in any other agreement entered into by Seller pursuant to the terms of this Agreement (but for purposes of this subsection 8.1(b), excluding those covenants set forth in Article 6 of this Agreement);

               (c) all Losses or liabilities of the Company arising in connection with Hertel Aviation, LLC or any subsidiary or affiliate of the Company, of any nature, including with respect to the assets of such entities, any contractual obligations, tort claims which may be made, or Taxes or depreciation, whether such Losses or liabilities have accrued, are absolute or contingent, known or unknown, liquidated or unliquidated, existing at or arising out of a state of facts existing at any time during the Company's ownership or affiliation with such subsidiary or affiliate or after the Closing Date, and any fines, penalties, costs or expenses relating thereto;

               (d) claims made by Seller's spouse or any member of his family that such person has title to, or any other ownership interest in, the Shares or the Purchaser Price payable hereunder; and

               (e) any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses incidental to any of the foregoing matters set forth in Section 8.1 (a) through (d).

Notwithstanding the foregoing, Seller shall indemnify and hold harmless Purchaser with respect to any Loss suffered by Purchaser pursuant to Section 8.1(a) as of such point as the Losses in the aggregate may exceed $100,000, and then only with respect to such Losses which do not in the aggregate exceed $1,500,000. There shall be no amount of Losses which must be sustained nor shall there be any cap applicable to indemnification claims made pursuant to Sections 8.1(b) through 8.1(d) hereof.

          8.2 INDEMNIFICATION BY PURCHASER. Purchaser shall indemnify and hold Seller harmless against any Loss arising out of or resulting from:

               (a) breach of any representation or warranty by Purchaser contained herein or in any document delivered hereunder;

               (b) breach of any covenant or agreement by Purchaser contained herein to be performed on or prior to the Closing Date; and

               (c) any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses incidental to any of the foregoing matters set forth in Sections 8.2 (a) and (b).

Notwithstanding the foregoing, Purchaser shall indemnify and hold harmless Seller with respect to any Loss suffered by Seller pursuant to Section 8.2(a) as of such point as the Losses in the aggregate may exceed $100,000, and then only with respect to such Losses which do not in the aggregate exceed $1,500,000. There shall be no amount of Losses which must be sustained nor shall there be any cap applicable to indemnification claims made pursuant to Section 8.2(b) hereof.

          8.3  INDEMNIFICATION PROCEDURES.

               (a) For the purposes of this Section 8.3, the term "INDEMNITEE" shall refer to the person or persons entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 8.1 or 8.2. The term "INDEMNITOR" shall refer to the person or persons having the obligation to indemnify pursuant to such provisions.

               (b) An Indemnitee shall promptly give the Indemnitor written notice of any matter which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. If an Indemnitee shall receive notice of any claim by a third party which is or may be subject to indemnification (a "THIRD PARTY CLAIM"), the Indemnitee shall give the Indemnitor prompt written notice of such Third Party Claim and shall permit the Indemnitor, at its option, to participate in the defense of such Third Party Claim by counsel of its own choice and at its expense. If, however, the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee hereunder against all Losses that may result from such Third Party Claim (subject to the limitations set forth herein), then the Indemnitor shall be entitled, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice. In the event the Indemnitor exercises its right to undertake the defense of any such Third Party Claim, the Indemnitee shall co-operate with the Indemnitor in such defense and make available to the Indemnitor, at the Indemnitor's expense, all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor.
Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitor shall co-operate with the Indemnitee in such defense and make available to it all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee. No such Third Party Claim may be settled by the Indemnitor without the written consent of the Indemnitee, unless the settlement involves only the payment of money by the Indemnitor. Similarly, no Third Party Claim which is being defended in good faith by the Indemnitor shall be settled by the Indemnitee without the written consent of the Indemnitor.

          8.4 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND INDEMNITY OBLIGATIONS. Unless otherwise noted herein, all representations and warranties contained in this Agreement, or made pursuant hereto, shall survive the Closing for a period of one year after the Closing Date. If a claim has been made with respect to the breach of a representation or warranty prior the expiration of the one year period after the Closing Date, the expiration of the one year period shall not affect or in any way impair the rights of party to recovery with respect to such particular matter as to which the claim is made, even if the matter is not resolved prior to the expiration of the one year period. Notwithstanding the foregoing, all representations and warranties pursuant to Sections 4.8 and 4.17 with respect to Taxes and environmental matters, and all indemnification obligations other than those set forth in Sections 8.1(a) and 8.2(a) shall survive the Closing without limitation in time; provided, however, the covenants and agreements referred to in Section 8.1(b) shall be interpreted in according to their terms and neither this Section 8.4 nor Section 8.1(b) shall be construed to expand the terms of such covenants and agreements.

          8.5  GENERAL PROVISIONS ON INDEMNIFICATION.

               (a) The indemnification provisions contained in this Article 8 and the offset provisions of the Note shall be the exclusive post-closing remedy for damages available to an Indemnitee with respect to matters indemnified pursuant to Sections 8.1(a) and 8.2(a), but specific performance and injunctive relief, together with damages and any other remedies available under the law, shall be available with respect to breaches of covenants or agreements by or on behalf of an Indemnitor contained in this Agreement.

               (b) Losses shall be determined after taking into account (i) the amount of any tax benefit or tax detriment enduring to the Indemnitee or any of its affiliates arising from the facts and circumstances giving rise to such Loss and (ii) any insurance proceeds received by an Indemnitee or its affiliates from a nonaffiliated insurance company on account of such Losses (after taking into account any costs incurred in obtaining such proceeds and any increase, determined in the reasonable judgment of the Indemnitee and confirmed by insurance company, in insurance premiums as a result of a claim with respect to such proceeds.

               (c) The amount of any Loss arising from the breach of any representation, warranty, covenant or agreement containing a materiality qualification shall be the entire amount of such Loss incurred by the Indemnitee and not just that portion of the Loss that exceeds the relevant level of materiality, subject only to the limitation amount specified in Sections 8.1(a) and 8.2(a), if applicable.

                                      ARTICLE 9
                                     TERMINATION

          9.1 TERMINATION BY MUTUAL CONSENT. At any time prior to the Closing, this Agreement may be terminated by the written consent of Purchaser and Seller.

          9.2  TERMINATION BY PURCHASER OR SELLER.

               (a) Purchaser may terminate this Agreement at any time prior to the Closing by delivery of written notice to Seller if: (1) Seller has breached or violated this Agreement in any material respect and, if such breach or violation is curable, has failed to cure such violations within ten (10) days of receiving written notice thereof; (2) any representation or warranty made by Seller is false or inaccurate in any material respect or there is any material misrepresentation or omission by Seller; (3) upon the occurrence of an event that has a material adverse effect on the business or operations of the Company, or (4) the Closing has not occurred by September 15, 1997.

               (b) Seller may terminate this Agreement at any time prior to the Closing by delivery of written notice to Purchaser if: (1) Purchaser has breached or violated this Agreement in any material respect and, if such breach or violation is curable, has failed to cure such violations within ten (10) days of receiving written notice thereof; (2) any representation or warranty made by Purchaser is false or inaccurate in any material respect or there is any material misrepresentation or omission by either Purchaser; or (3) the Closing has not occurred by September 15, 1997.

          9.3 EFFECT OF TERMINATION. In the event of termination as provided above, all parties hereto shall bear their own costs associated with this Agreement and all transactions mentioned herein and there shall be no obligation on the part of either party's officers, directors or stockholders; provided, that nothing herein will relieve any party from liability for any breach of this Agreement prior to such termination.

                                      ARTICLE 10
                                    MISCELLANEOUS

          10.1 FURTHER ASSURANCES. At the request of any of the parties hereto, and without further consideration, the other parties agree to execute such documents and instruments and to do such further acts as may be necessary or desirable to effectuate the purchase of the Shares by Purchaser and the other provisions of this Agreement. Seller further agrees, at any time after the Closing, upon the request of Purchaser to do, execute, acknowledge and deliver or to cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, power of attorney and assurances as may be required for the better assigning, transferring, conveying and confirming to Purchaser, or to its successors and assigns, or for the aiding, assisting, collecting and reducing to possession of any or all of the books, records and assets of the Company. Seller and its counsel shall provide Purchaser and its counsel upon request all documentation covering all aspects of the Company's business operations.

          10.2 ASSIGNMENT. The respective rights and obligations of Purchaser and Seller under this Agreement shall not be assignable by Purchaser or Seller without the prior written consent of the other; provided, however, that Purchaser may assign this Agreement in whole or in part to any wholly owned subsidiary of Purchaser, in which event all the rights and powers of Purchaser and remedies available to it hereunder shall extend to and be enforceable by such subsidiary, and appropriate changes shall be made in all appropriate documents and in applicable parts of this Agreement, but no such assignment shall release Purchaser from its obligations hereunder. Further, Purchaser shall have the right, upon prior notification to Seller, to direct Seller to convey title to the Shares to a subsidiary corporation of Purchaser, in which event the applicable transfer instruments shall be in the name of such subsidiary. Nothing herein expressed or implied shall confer upon any person, other than the parties hereto or their respective successors, assigns, heirs and legal representatives, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          10.3 NOTICES. Any notice, consent, request, claim, demand, instruction or other communication to be given hereunder by Purchaser or Seller shall be in writing and shall be deemed to have been given when actually received. Any such notice, consent, request, claim, demand, instruction or other communication may be given by mail, express package service, telex, or telefax, and shall be addressed as follows:

          If to Purchaser, or to the Company after the Closing to:

          Advanced Energy Industries, Inc.
          1625 Sharp Point Drive
          Fort Collins, Colorado 80525
          Attention:  Douglas S. Schatz

          If to Seller, or to the Company prior to the Closing to:

          Roger M. Hertel
          10904 Cade Circle
          Austin, Texas 78726

                with a copy to:

          Tower Electronics, Inc.
          281 South Commerce Circle
          Fridley, Minnesota 55432
          Attention:  Roger M. Hertel

or to such other address as a party may from time to time designate by notice to the other.

          10.4 COSTS. The expenses of Seller in connection with this Agreement and the preparation for Closing, and the Closing hereunder, including professional fees and costs of its attorneys and accountants (other than the fees and costs incurred in connection with the audit of the 1996 financial statements) and the fees of Goldsmith , Agio, Helms and Company, shall be paid by the Seller and not by the Company. The expenses of Purchaser in connection with this Agreement and the preparation for Closing, and the Closing hereunder, including professional fees and costs of its attorneys and accountants, shall be paid by Purchaser.

          10.5 INCORPORATION BY REFERENCE. The Schedules, Exhibits, certificates and other documents attached hereto or referred to herein are deemed to be a part of this Agreement and are incorporated herein by reference.

          10.6 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties relating to the subject matter hereof and supersede all prior agreements and understandings, whether oral or written, including the Letter of Intent dated June 19, 1997, by and among Purchaser, Seller and the Company. This Agreement shall not be modified, amended or terminated except by written agreement of the parties. Captions appearing in this Agreement are for convenience only and shall not be deemed to explain, limit or amplify the provisions hereof.

          10.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

          10.8 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Minnesota as applied to contracts between Minnesota residents made and to be performed entirely within the State of Minnesota.

          10.9 ATTORNEYS' FEES. In the event of any suit or other proceeding to construe or enforce any provision of this Agreement or any other agreement to be entered into pursuant hereto, or otherwise in connection with this Agreement, the prevailing party's or parties' reasonable attorneys' fees and costs (in addition to all other amounts and relief to which such party or parties may be entitled) shall be paid by the other party or parties.

          10.10 JURISDICTION; WAIVER OF JURY TRIAL. All judicial proceedings brought against Purchaser or Seller with respect to this Agreement may be brought in any state or federal court of competent jurisdiction in the State of Minnesota, and by execution and delivery of this Agreement, Seller accepts, for himself and in connection with his properties, and Purchaser accepts for its self and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available. Purchaser and Seller irrevocably agree that all process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.3 hereof or at such other address of which they shall have been notified pursuant hereto, such service being hereby acknowledged by Purchaser and Seller to be effective and binding service in every respect. Each of Purchaser and Seller irrevocably waives, to the extent permitted by applicable law, trial by jury and any objection, including, without limitation, any objection of the laying of venue or based on grounds of FORUM NON CONVENIENS which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Nothing herein shall affect the right to serve process in any other manner permitted by applicable law.

          IN WITNESS WHEREOF, the parties have executed this Share Purchase Agreement as of the date first above written.

                              ADVANCED ENERGY INDUSTRIES, INC.


                              By:  /S/ Doug Schatz
                                   -------------------------------------------
                                   Name: Doug Schatz
                                   Title: CEO


                              ROGER C. HERTEL


                              By:  /S/ Roger C. Hertel
                                   -------------------------------------------
                                   Name:
                                   Title:


                              TOWER ELECTRONICS, INC.



                              By:  /S/ Duane A. Ness
                                   -------------------------------------------
                                   Name: Duane A. Ness
                                   Title: President